Exhibit 99.1

CONTACT:	Glen Ponczak (414) 524-2375 Denise Zutz (414) 524-3155	RELEASE: July 23, 2003

JOHNSON CONTROLS COMPLETES ACQUISITION OF BORG INSTRUMENTS AG

     MILWAUKEE, WISCONSIN, and BURSCHEID, GERMANY, July 23, 2003... Johnson Controls, Inc. (JCI) today announced that it has completed its acquisition of Borg Instruments AG, an automotive electronics company.

     Borg Instruments, a privately-held company with headquarters in Remchingen, Germany, had 2002 sales of Euro 55 million associated with driver information systems and products. Sales are expected to grow at over 35% a year through 2006.

     Johnson Controls said it paid cash of approximately Euro 117.5 million and expects the transaction to be accretive to Johnson Controls earnings in fiscal 2004. It is using short-term borrowings to finance the acquisition.

     Johnson Controls said that Borg Instruments will strengthen its interiors electronics capabilities as well as its technological presence in Europe. Johnson Controls also anticipates transferring the Borg technology to the North American and other markets.

     Borg Instruments specializes in high-end instrument clusters, reconfigurable and other information displays, center stack display modules, electronic parking assistance and its “turn-by-turn” Quo Vadis navigation system. Its major customers include BMW, DaimlerChrysler, PSA Peugeot Citroen, General Motors/Opel, Volkswagen Group and Ford/PAG.

     Borg Instruments has 400 employees, including 120 research and development engineers, and two manufacturing plants in Remchingen and St. Georgen, Germany. The majority owner of the company was Borg Luxembourg S.A.

     Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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     The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, including the completion of the Borg Instrument acquisition, customer orders, industry vehicle production levels, US dollar exchange rates and those discussed in the company’s Form 8-K (dated November 12, 2002), could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.